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                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO. 1)

     [X] Filed by the Registrant
     [ ] Filed by a Party other than the Registrant
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only
                                               (as permitted by Rule
                                               14a-6(e)(2))
     [ ] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [X] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                               REXENE CORPORATION

                (Name of Registrant as Specified in its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:  $

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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[REXENE LETTERHEAD LOGO]
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                    5005 LBJ FREEWAY - SUITE 500 - OCCIDENTAL TOWER - DALLAS, TX
                                                            75244 - 972-450-1000

                                                                 April 7th, 1997

DEAR STOCKHOLDER:

      On behalf of your Board of Directors, I am pleased to inform you of recent actions your Board has taken to enhance the value of your investment in Rexene Corporation. Given the intent of both the Wyser-Pratte group and Huntsman to spread confusion and misinformation, we would like to take this opportunity to communicate the facts.

                            SHARE REPURCHASE PROGRAM

      On March 19, 1997, your Board approved a share repurchase program of up to $85 million of the Company's common stock. Initially, the Company intended to purchase shares from time to time in open market transactions at prevailing market prices. On April 3, the Company announced it would replace this first part of the share repurchase program (under which only 11,500 shares were purchased) with a "Dutch Auction" self-tender offer. Under the terms of the self-tender offer, the Company will invite stockholders to tender shares at prices between $14 and $16 per share. Based upon the number of shares tendered and the prices specified by tendering stockholders, the Company will determine the single per-share price within that price range that will allow the Company to purchase up to 2,156,250 shares, or approximately 11.5% of the total outstanding. The offer was mailed to all Rexene stockholders on Monday, April 7, 1997. Up to $34.5 million for purchases under the self-tender will be provided through existing bank loan facilities. As previously announced, the remaining $50 million contemplated by the repurchase program will be submitted for stockholder approval at a special meeting to be held on April 30, 1997.

      The share repurchase program is evidence of the Board's belief that Rexene shares represent an attractive long term investment, and demonstrates strong confidence in the Company's capital program and outlook for the future. At the same time, your Board understands that some stockholders are interested in a short term return on their Rexene stock investment while others have a longer term objective to realize the value to be generated by programs the Company has underway. The self-tender is available to all stockholders and will assist those stockholders with a short term return horizon who want to sell their shares at a premium to prevailing market prices.

                                 NEW DIRECTORS

      I also am pleased to inform you that Stephen C. Swid and Richard C. Perry, two highly respected investment professionals, who collectively own more than
1.2 million Rexene shares, were elected directors of Rexene on March 19, 1997, effective immediately.

      Mr. Swid is Chairman and Chief Executive Officer of SCS Communications and has founded and served as general partner of several successful investment limited partnerships and private investment management companies. Mr. Swid was formerly senior investment officer of the Oppenheimer Fund.

      Mr. Perry is President of Perry Corp., a New York based private investment management firm and Chairman of the Board of FTD Corporation and Radio & Records, Inc. Prior to founding Perry Corp. in 1988, Mr. Perry was with the New York investment banking firm of Goldman Sachs & Co. Mr. Perry also serves as an Adjunct Associate Professor at the New York University Stern School of Business Administration.

      The Board looks forward to drawing on the significant investment banking and capital markets expertise of Messrs. Swid and Perry to enhance our efforts toward share value creation. With a combined investment having a value of approximately $17 million at today's prices, their interests are clearly aligned with those of their fellow Rexene stockholders.

                          STRAIGHT TALK ABOUT HUNTSMAN

      Many of our stockholders have contacted us seeking clarification on purported offers for the Company from Huntsman Corporation and our responses to such offers. Much of the confusion comes from statements by Jon Huntsman that he is "interested" in acquiring Rexene, and from allegations from the Wyser-Pratte group that your Board summarily rejected a $16 cash offer for all Rexene shares.

      Let's set the record straight. Your Board has stated repeatedly and unequivocally that it will not oppose a fully financed offer to purchase all Rexene shares at $16 per share or greater. We have only asked to receive reasonable assurances that an offer could be consummated in a timely manner. This has been our position since the day Mr. Huntsman first mentioned his

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

"interest" in acquiring the Company. It is not an "about-face" and it has not resulted from pressure from Mr. Wyser-Pratte. We have remained open to discussing the sale of the Company with any qualified party.

      The fact remains, however, that neither Mr. Huntsman nor anyone else has ever actually made a fully financed $16 offer to purchase Rexene. It's very easy for Mr. Huntsman to say he's "interested" in purchasing your shares at $16 per share. It's another thing entirely for him to actually make a fully financed offer capable of being completed in a reasonable period of time. We believe that, like us, you can see the difference.

      Mr. Huntsman knows full well that his actions are designed to cause uncertainties among our stockholders, customers, vendors, and employees, in a thinly veiled attempt to disrupt our business and pressure our Board to consider a fire sale offer that diminishes the value of Rexene for you, our stockholders. If Mr. Huntsman is really interested in buying Rexene at $16 per share, let him make an acceptable offer and put his money where his mouth is.

      Our proxy materials for the April 30 special meeting of stockholders are in preparation and will be mailed to you shortly. We ask you to give these important materials your prompt attention once you receive them.

      Your interest and participation in the affairs of your Company are appreciated.

                                        ON BEHALF OF THE BOARD
                                           OF DIRECTORS,

                                        Sincerely,

                                        ANDREW J. SMITH
                                        Chairman of the Board
                                        and Chief Executive Officer

                    INFORMATION CONCERNING THE PARTICIPANTS

     Under applicable regulations of the SEC, each director and executive officer of Rexene (the "Company"), as well as certain other employees and advisors of the Company, may be deemed to be "participants" in the Company's solicitation of proxies. Set forth below is certain information concerning such directors, executive officers, employees and advisors.

     Lavon N. Anderson, age 61, has been President and Chief Operating Officer of the Company since January 1991 and a director since February 1990. From May 1988 to January 1991, Dr. Anderson was Executive Vice President -- Manufacturing and Technical of Old Rexene. Prior thereto, Dr. Anderson served the Company in various capacities since 1972. Dr. Anderson beneficially owns 53,383 shares of the Company's Common Stock including 52,583 shares which are subject to options exercisable within 60 days and 100 shares owned by a corporation of which Dr. Anderson owns 50% of the outstanding stock and shares voting and investment power.

     James R. Ball, age 52, has been a director of the Company since April 1996. He is a private investor and is engaged in private consulting. Mr. Ball served Vista Chemical Company in a number of capacities from 1984 to 1994, including Vice President, Marketing from July 1984 to August 1987, Senior Vice President, Commercial from August 1987 to February 1992, Executive Vice President and Chief Operations Officer, from February 1992 to July 1992, and President and Chief Executive Officer from July 1992 to December 1994. Prior to July 1984, Mr. Ball held various positions with Conoco since 1969. Mr. Ball is a director of The Carbide/Graphite Group. Mr. Ball beneficially owns 2,000 shares of the Company's Common Stock, all of which are shares subject to options exercisable within 60 days.

     Harry B. Bartley, age 68, has served as a director of the Company since April 1995. He is currently retired. Mr. Bartley served Hoechst Celanese Corporation in a number of capacities from 1950 to 1989, including President of Celanese Chemical Co. from 1976 to 1987, President of Hoechst Celanese Chemical Group from 1987 to 1989 and director of Hoechst Celanese Corporation from 1987 to 1989. Mr. Bartley beneficially owns 7,000 shares of the Company's Common Stock, 4,000 of which are shares subject to options exercisable within 60 days.

     Conrad L. Bringsjord, age 36, has served as a Managing Director of Smith Barney since 1994, as Co-Head of the Advisory Group of Smith Barney since 1995 and in various other capacities at Smith Barney since 1993. Before joining Smith Barney, Mr. Bringsjord was a Vice President in the Advisory Department at Morgan Stanley & Co. Incorporated from 1987 to 1993. Prior to joining Morgan Stanley & Co. Incorporated, Mr. Bringsjord was a senior accountant at Deloitte, Haskins & Sells. Mr. Bringsjord does not beneficially own any shares of Common Stock. Mr. Bringsjord's address is c/o Smith Barney Inc., 388 Greenwich Street, New York, New York 10013.

     John E. Capano, age 27, has been an associate in Smith Barney's Advisory Group since 1996. Previously, Mr. Capano was an audit and tax analyst at American Home Products Corporation from 1991 to 1994. Mr. Capano does not beneficially own any shares of Common Stock. Mr. Capano's address is c/o Smith Barney Inc., 388 Greenwich Street, New York, New York 10013.

     R. James Comeaux, age 57, has served as a director of the Company since April 1995. He has served as President of Petrochemical Management, Inc., a consulting firm, since April 1993. From August 1989 to January 1993, Mr. Comeaux was President, Chief Executive Officer and Director of Arcadian Corporation, a fertilizer manufacturer. Prior to such time, Mr. Comeaux was Senior Vice President of FINA, Inc. from 1984 to 1989 and served Gulf Oil Corporation in a number of capacities from 1967 to 1984. Mr. Comeaux beneficially owns 7,000 shares of the Company's Common Stock, 4,000 of which are shares subject to options which are exercisable within 60 days.

     Neil J. Devroy, age 49, has served as Vice President of Communications and Support Services of the Company since March 1995. From November 1990 to February 1995 Mr. Devroy served as Director of Communications and Public Affairs of the Company. Mr. Devroy beneficially owns 11,408 shares of Common Stock, which includes 10,408 shares which Mr. Devroy has the right to acquire within 60 days upon the exercise of options granted to him pursuant to the Company's stock option plans.

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

     William B. Hewitt, age 58, has served as a director of the Company since February 1990. He has been President of Union Corporation, a receivables management and customer service outsourcing company, since May 1995 and Chairman of the Board and Chief Executive Officer of Capital Credit Corporation, a receivables management company, since September 1991. Mr. Hewitt was Executive Vice President of First Manhattan Consulting Group, a management consulting firm, from 1980 to September 1991. He is also a director of the Union Corporation. Mr. Hewitt beneficially owns 29,000 shares of the Company's Common Stock, 2,000 shares of which are subject to options which are exercisable within 60 days.

     Ilan Kaufthal, age 49, has served as a director of the Company since September 1992. He has been a managing director of Schroder Wertheim & Co. Incorporated, an investment banking firm, since 1987. He is also a director of United Retail Group, Inc., Cambrex Corporation and Russ Berrie & Company. Mr. Kaufthal beneficially owns 29,000 shares which are shares subject to options which are exercisable within 60 days.

     Jack E. Knott, age 42, has been a director of the Company since April 1996 and Executive Vice President of the Company and President of Rexene Products since March 1995. Prior to March 1995, Mr. Knott had been Executive Vice President -- Sales and Market Development of the Company since March 1992. Prior thereto, Mr. Knott was an Executive Vice President of Old Rexene since January 1991 and President of CT Film since February 1989. Mr. Knott beneficially owns 47,333 shares, 43,333 of which are shares subject to options which are exercisable within 60 days and 3,000 of which are shares held by Mr. Knott's spouse in a custodial capacity under the Uniform Gift to Minors Act.

     Bernard J. McNamee, age 61, has been Executive Vice President, Secretary and General Counsel of the Company since April 1995. Prior thereto, Mr. McNamee had been Vice President, Secretary and General Counsel of the Company since May 1993. From September 1989 to November 1992, Mr. McNamee was Vice President and General Counsel of Ferro Corporation, a multinational manufacturer of specialty materials.

     Charles E. O'Connell, age 65, has served as a director of the Company since April 1995. He is currently retired. From 1985 to 1988, Mr. O'Connell served as President of the Society of Plastics Industries, a trade association. From 1964 to 1984, he served Gulf Oil Corporation in a variety of capacities. Mr. O'Connell beneficially owns 4,000 shares, all of which are subject to options exercisable within 60 days.

     Geff Perera, age 43, has been Executive Vice President and Chief Financial Officer of the Company since May 1996. Prior thereto, Mr. Perera had been Vice President of the Company since January 1991 and Controller since February 1989.

     Richard C. Perry, age 42, has served as a director of the Company since March 19, 1997. Mr. Perry is President of Perry Corp., a New York based private investment management firm, which he founded in November 1988. From 1977 to 1988, Mr. Perry implemented investment strategies in the equity trading area of Goldman, Sachs & Co. He also is Chairman of the Board of FTD Corporation and a director of Radio & Records, Inc. Mr. Perry beneficially owns 602,400 shares, all of which are beneficially owned by Perry Corp. for the benefit of investor accounts managed and controlled by Perry Corp. As a controlling stockholder of Perry Corp., Mr. Perry may be deemed a beneficial owner of all or a portion of such shares.

     Thomas E. Reinhart, age 42, has served as a Managing Director and head of Smith Barney's West Coast Financial Entrepreneurs Group since 1990. Prior thereto, Mr. Reinhart worked at Drexel Burnham Lambert. Mr. Reinhart does not beneficially own any shares of Common Stock. Mr. Reinhart's address is c/o Smith Barney Inc., 350 California Street, Suite 2100, San Francisco, California 94104.

     James M. Ruberto, age 50, has been Executive Vice
President -- Administration since January 1996. Prior thereto, Mr. Ruberto had been Executive Vice President of the Company and President of CT Film since March 1992. Prior thereto, Mr. Ruberto had been Executive Vice
President -- Sales and Market Development of Rexene since January 1991. From April 1989 to January 1991, Mr. Ruberto was Executive Vice
President -- Marketing and Business Planning of Old Rexene. Mr. Ruberto beneficially owns 43,333 shares, all of which are shares subject to options exercisable within 60 days.

     James L. Shuman, age 30, has been vice president of Schroder Wertheim since 1996 and was an associate at the firm prior to such date. Mr. Shuman does not beneficially own any shares of Common Stock.

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

Mr. Shuman's address is c/o Schroder Wertheim & Co. Incorporated, 787 Seventh Avenue, New York, New York 10019.

     Kenneth Siegel, age 40, has been a Managing Director of Schroder Wertheim since 1991 and served in various other capacities at such firm prior to such date. Mr. Siegel does not beneficially own any shares of Common Stock. Mr. Siegel's address is c/o Schroder Wertheim & Co. Incorporated, 787 Seventh Avenue, New York, New York 10019.

     Gary K. Silberberg, age 36, has been a Managing Director of Perry Corp. since 1994. Prior thereto, Mr. Silberberg was a principal of Baker Nye Investments from 1985. As a Managing Director of Perry Corp., Mr. Silberberg may be deemed to beneficially own the 602,400 shares of the Company's Common Stock beneficially owned by Perry Corp. In addition, Mr. Silberberg beneficially owns 2 shares of the Company's Common Stock. Mr. Silberberg's address is c/o Perry Corp., 599 Lexington Avenue, New York, New York 10022.

     Andrew J. Smith, age 55, has been Chairman of the Board of Directors since April 1996 and Chief Executive Officer and a director of the Company since March 1992. From December 1991 to March 1992, he was a private consultant. From June 1991 to December 1991, he was President and Chief Operating Officer of Itex Enterprises, Inc., an environmental remediation company. Mr. Smith also served as a consultant to Old Rexene from January 1991 to June 1991. Immediately prior thereto, he had been a director of Old Rexene since May 1988 and the President and Chief Executive Officer of Old Rexene since June 1988. Mr. Smith joined the Company in 1976. Mr. Smith beneficially owns 103,557 shares, 77,000 of which are shares subject to options exercisable within 60 days.

     Stephen C. Swid, age 56, has served as a director of the Company since March 19, 1997. Mr. Swid has served as Chairman and Chief Executive Officer of SCS Communications, an owner and operator of diverse media properties, since late 1989. From February 1990 to January 1995, Mr. Swid was the Chairman and Chief Executive Officer of Westview Press. Prior thereto, Mr. Swid had been the Chairman and Chief Executive Officer of SBK Entertainment World, Inc., from November 1986 to May 1989. For the twelve years prior thereto, Mr. Swid had been the Co-Chairman and Co-Chief Executive Officer of Knoll International Holdings, Inc. Mr. Swid beneficially owns 639,254 shares.

     Jonathan R. Wheeler, age 45, has been Executive Vice President of the Company and President of CT Film since January 1996. Prior thereto, Mr. Wheeler was Executive Vice President -- Administration since April 1995. Prior thereto, Mr. Wheeler had been Senior Vice President -- Administration of the Company since December 1990. Mr. Wheeler beneficially owns 38,500 shares, 38,000 of which are shares subject to options exercisable within 60 days.

     J. Stuart White, age 33, has been a vice president of Smith Barney since January 1997 and was an associate at the firm since 1993. From 1989 to 1993, Mr. White was an Assistant Vice President at Skopbank. Mr. White does not beneficially own any shares of Common Stock. Mr. White's address is c/o Smith Barney Inc., 388 Greenwich Street, New York, New York 10013.

     On July 7, 1992, the United States Bankruptcy Court for the District of Delaware entered an order confirming a First Amended Plan of Reorganization, which became effective on September 18, 1992, relating to the Company's bankruptcy proceedings pursuant to voluntary petitions filed by the Company's predecessor under Chapter 11 of the United States Bankruptcy Code on October 18, 1991. Messrs. Anderson, Hewitt and Smith, directors of the Company, were also directors of the Company's predecessor that filed such petitions.

     The address of each of the persons listed above other than Messrs. Bringsjord, Capano, Reinhart, Schuman, Siegel and White is c/o Rexene Corporation, 5005 LBJ Freeway, Dallas, Texas 75244.

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